EXHIBIT 99.1

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263
BEVERLY ENTERPRISES RECEIVES NEW
MERGER PROPOSAL AT $12.90 PER SHARE
FORT SMITH, Ark., August 19, 2005 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) announced today that it received an offer late yesterday from Formation Capital, LLC, Franklin Mutual Advisers, LLC, Appaloosa Management, L.P. and Northbrook NBV LLC to acquire BEI at a higher price than in BEI’s previously announced agreement with North American Senior Care, Inc. (NASC). Under the new offer, the consortium would pay $12.90 per share in cash on terms and conditions that are substantially equivalent to, and in certain respects more favorable than, those contained in the NASC merger agreement.
Under these circumstances, and consistent with its fiduciary obligations to shareholders, BEI’s Board of Directors has concluded that the terms of the Formation Capital Consortium’s proposal are superior to those in the NASC merger agreement and has notified NASC to that effect. However, the agreement with NASC remains in effect and has not been terminated. BEI may not terminate its existing agreement until noon New York City time on August 23, 2005.
BEI’s Board, together with its outside legal and financial advisors, will work promptly and diligently towards arriving at a definitive agreement with the Formation Capital Consortium. BEI said that there is no assurance that the proposal from the Formation Capital Consortium will result in an agreement or in a consummated transaction. BEI also noted that it is not uncommon in auction situations for new proposals to be received, even after a bid has been accepted and merger agreement signed.
William R. Floyd, BEI Chairman and Chief Executive Officer said, “We have stated from the beginning that our Board of Directors is committed to select the bidder that offers stockholders the best combination of price, terms and conditions. Our Board’s receipt of the Formation Capital proposal does not preclude North

American Senior Care from submitting a counter-proposal, should it wish to do so, by Tuesday, August 23, 2005. If NASC were to submit a counter-proposal, our Board — under terms of the NASC merger agreement — would be required to take the NASC counterproposal into account in deciding whether to pursue the merger agreement with NASC or terminate it in order to enter into a new merger agreement with the Formation Capital Consortium.”
IMPORTANT INFORMATION
In connection with the merger with North American Senior Care, Inc. (“NASC”), Beverly Enterprises, Inc. (“BEI”) will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. BEI and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to any proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain BEI’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to BEI at 1000 Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular:
•	statements regarding the consummation of the merger with North American Senior Care are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained;

•	North American Senior Care, Inc. may terminate its merger agreement with BEI on or before August 23, 2005, if it is unable to complete to its satisfaction certain due diligence related to the valuation of BEI’s real estate;
•	there can be no assurance that BEI will reach agreement with the Formation Capital Consortium or the terms upon which any such agreement may be reached; and
•	if agreement is reached with the Formation Capital Consortium, the consummation of the transaction with the Formation Capital Consortium will be subject to conditions which may not be satisfied, including the risk that regulatory approvals will not be obtained.
In addition, our results of operations, financial condition and cash flows may be adversely impacted by the recently concluded auction process, the announcement of the proposed transaction with North American Senior Care and the announcement of the most recent proposal by the Formation Capital Consortium. All of these events may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the auction process, the transaction with North American Senior Care and the most recent proposal by the Formation Capital Consortium. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
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